Registration No.__________________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NORTH AMERICAN ENERGY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

MAR KED MINERAL EXPLORATION, INC.
(Former name of registrant as specified in its charter)

Nevada	98-0550352
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11005 Anderson Mill Road, Austin, Texas 78750
(Address of Principal Offices, including Zip Code)

NORTH AMERICAN ENERGY RESOURCES, INC. 2008 STOCK OPTION PLAN
(Full Title of the Plan)

North American Energy Resources, Inc.
Ross Silvey, President
11005 Anderson Mill Road
Austin, Texas 78750
(Name and address of agent for service)

(512) 944-9115
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐    Accelerated Filer ☐     Non-accelerated filer ☐     Smaller Reporting Company ☒

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering Price per share (1)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common stock Par value $.001	2,500,000	$1.95	$4,875,000	$192.00

(1) Pursuant to Rule 416, this Registration Statement also covers such additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416 (c) under the Securities Act of 1933, as amended, (the “1933 Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated in accordance with Rule 457(c) and (h) of the 1933 Act, solely for the purpose of calculation of the registration fee. The proposed maximum aggregate offering price was calculated as follows: 2,500,000 shares multiplied by $1.95 (the average of the high and low prices reported on the NASDAQ for one share of common stock, par value $.001 per share, of North American Energy Resources, Inc., on September 2, 2008)

EXPLANATORY NOTE

North American Energy Resources, Inc., a Nevada corporation, (“NAER”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the 1933 Act, to register certain shares of common stock, $.001 par value per share (the “Common Stock”), which have been authorized and reserved for issuance under the North American Energy Resources, Inc. 2008 Stock Option Plan (the "Plan").

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The following documents listed under this Part I and the documents incorporated by reference under Item 3 of Part II to this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended, and are incorporated herein by reference.

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.

* The document containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as the prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, shall constitute a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended November 30, 2007;

(b)
All other reports filed by the registrant pursuant to sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s document referred to in (a) above, including:

(1)	The Registrant’s Quarterly Report on Form 10-QSB/A for the fiscal quarter ended February 28, 2008, as filed with the Commission on April 11, 2008;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2008, as filed with the Commission on July 15, 2008;

(3)	The Registrant’s current reports on Form 8-K filed on February 27, 2008, April 8, 2008, May 22, 2008, June 30, 2008 and August 1, 2008; and

(c)
The description of the Registrant’s Common Stock, $.001 par value, contained in the Registrant’s Registration Statement on Form 8-A, declared effective on March 26, 2007, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a) 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in the documents incorporated or deemed to be incorporated by reference herein be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The officers and directors of the Registrant are indemnified as provided by the Nevada Revised Statutes (the “NRS”), the Articles of Incorporation and the By-Laws of the Registrant.

Section 78.7502 of the Nevada General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 78.7502 further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of another corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.  In the case of any action by or in the right of the corporation, no indemnification may be made for any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.  Section 78.7502 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

The Registrant’s Articles of Incorporation provide that in addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in its bylaws or by agreement, the expenses of officers and directors incurred in defending any threatened, pending or completed action, suit or proceeding (including without limitation, an action suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the Corporation or member, manager, or managing member of a predecessor limited liability company or affiliate of such limited liability company or while serving in any capacity at the request of the Corporation as a director, officer, employee, agent, member, manager, managing member, partner or fiduciary of, or in any other capacity for another corporation or any partnership, joint venture, trust or other enterprise shall be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.  To the extent that an officer or director is successful on the merits in defense of any such action, suit or proceeding or in the defense of any claim, issue or matter therein, the Corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. Notwithstanding anything to the contrary, contained in the Articles of Incorporation or in the bylaws, no director or officer may be indemnified for expenses incurred in defending any threatened, pending or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal administrative or investigative that such director or officer incurred in his or her capacity as a stockholder, including, but not limited to, in connection with any person not deemed to be entitled to Indemnification.

The By-Laws of the Registrant provide that the Registrant will indemnify its directors and officers to the fullest extent not prohibited by Nevada law; provided, however that the Registrant may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further that the Registrant shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Company, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under Nevada law or (iv) such indemnification is required be made pursuant to the By-laws.

The By-Laws of the Company provide that the corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the corporation, or is, or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately such person is not entitled to be indemnified under the By-Laws or otherwise.

The By-Laws further provide that no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which even this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Number	Description

4.1	North American Energy Resources, Inc. 2008 Stock Option Plan

5.1	Opinion of G. David Gordon & Associates, P.C.

23.1	Consent of Moore & Associates, Chartered Accountants.

23.2	Consent of G. David Gordon & Associates, P.C. (contained in Exhibit 5.1).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant=s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan=s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on this 5th day of September, 2008.

NORTH AMERICAN ENERGY RESOURCES, INC.

By:	/s/ Ross Silvey
Ross Silvey, President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ross Silvey as true and lawful attorney-in-fact, acting alone, with full powers of substitution and re-substitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments including any post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ross Silvey	President/CEO, Chief Financial	September 5, 2008
Ross Silvey	Officer, Director (principal executive
and accounting officer)